Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

31 West 52nd Street

New York, New York 10019

September 6, 2024

Atlantic Coastal Acquisition Corp. II

6 St Johns Lane, Floor 5

New York, New York 10013

Ladies and Gentlemen:

We are acting as counsel for Atlantic Coastal Acquisition Corp. II, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-276618), as amended (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) relating to the registration of 64,500,000 shares of Series A common stock, par value of $0.0001 per share, of the Company (the “Shares”), to be issued in connection with the merger contemplated by the Business Combination Agreement dated as of December 11, 2023, by and among Abpro Corporation, the Company and Abpro Merger Sub Corp. (the “Business Combination Agreement”), which Business Combination Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed the Registration Statement, the Business Combination Agreement and such other documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP